Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445

Polaris Fourth Quarter & Full Year 2020 Results

Fourth quarter reported and adjusted sales increased 24% to $2,156 million

Fourth quarter reported net income was $3.15 per share; adjusted net income for the same period was $3.34 per share

Full year reported sales increased 4% to $7,028 million

Full year 2020 reported net income was $1.99 per diluted share; adjusted net income for the same period was $7.74 per diluted share, exceeding the high-end of previously issued guidance

North American retail sales increased 28% for the quarter compared to last year led by strength in ORV, Motorcycles and Snow. Boats retail sales were also strong during the quarter.

Gross profit margin for the fourth quarter was 25.5%, up 112 basis points over prior year. Adjusted gross profit margin was 25.6%, up 95 basis points versus last year primarily due to positive product mix and lower promotional costs, offset somewhat, by costs related to supplier constraints.

Full year operating cash flow finished at a record $1.019 billion

Polaris announced full year 2021 sales and adjusted earnings guidance with full year adjusted earnings in the range of $8.45 to $8.75 per diluted share and full year sales up in the range of $7,950 million to $8,150 million, an increase of 13% to 16%

MINNEAPOLIS--(BUSINESS WIRE)--January 26, 2021--Polaris Inc. (NYSE: PII):

Key Financial Data
(in millions, except per share data)
INCOME STATEMENT - Q4 December 31, 2020	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$2,156.3	24%	$2,156.3	24%
Net income attributable to Polaris	$198.8	101%	$210.9	84%
Diluted EPS	$3.15	99%	$3.34	83%

BALANCE SHEET - December 31, 2020	Reported	YOY % Chg.
Cash and cash equivalents	$634.7	NM
Inventories, net	$1,177.6	5%
Total debt, finance lease obligations and notes payable	$1,450.7	(14)%
Shareholders' equity	$1,144.5	3%

CASH FLOW - YTD Q4 December 31, 2020	Reported	YOY % Chg.
Net cash provided by operating activities	$1,018.6	55%
Purchase of property & equipment	$213.9	(15)%
Repurchase and retirement of common shares	$50.3	NM
Cash dividends to shareholders	$152.5	2%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

The Polaris team once again demonstrated its strength and agility to deliver a strong finish to an exceptionally unusual year. While 2020 brought many unforeseen challenges, we emerged from the abrupt shutdown of the global economy early in the year to leverage the surge in demand across the Powersports industry and outdoor recreation, growing full year adjusted sales and earnings 4% and 22%, respectively. Our highly innovative product line-up of ORVs, snowmobiles and boats brought in new customers and powersports enthusiasts to Polaris. Over the year, we introduced over 120 new products across our portfolio and over 900 new accessories in our PG&A business and Aftermarket segment, combined. While supply chain challenges remain front and center for Polaris and most of the industry as we enter 2021, the operational track record of our team gives me great confidence in our ability to navigate those constraints, rebuild dealer inventories, and continue to bring to market the highest quality, most innovative products and services in the powersports industry.

-- Mike Speetzen, Interim Chief Executive Officer of Polaris Inc.

Fourth Quarter Performance Summary (Reported)

(in millions, except per share data)	Three months ended December 31,
	2020	2019	Change
Sales	$2,156.3	$1,735.9	24%
Gross profit	550.0	423.4	30%
% of Sales	25.5%	24.4%	+112 bpts
Total operating expenses	304.4	307.7	(1)%
% of Sales	14.1%	17.7%	-361 bpts
Income from financial services	17.2	20.7	(17)%
% of Sales	0.8%	1.2%	-40 bpts
Operating income	262.8	136.4	93%
% of Sales	12.2%	7.9%	+433 bpts
Net income attributable to Polaris	198.8	99.0	101%
% of Sales	9.2%	5.7%	+352 bpts
Diluted net income per share	$3.15	$1.58	99%

Polaris Inc. (NYSE: PII) (the "Company") today released fourth quarter 2020 results with reported sales of $2,156 million, up 24 percent from reported sales of $1,736 million for the fourth quarter of 2019. The Company reported fourth quarter 2020 net income of $199 million, or $3.15 per diluted share, compared with net income of $99 million, or $1.58 per diluted share, for the 2019 fourth quarter. Adjusted net income for the quarter ended December 31, 2020 was $211 million, or $3.34 per diluted share compared to $115 million, or $1.83 per diluted share in the 2019 fourth quarter.

Retail demand and industry tailwinds remained strong during the quarter benefiting Company performance as both new and existing customers continued taking advantage of off-road vehicles, snowmobiles, motorcycles and boats to enjoy the outdoors while maintaining social distancing etiquette.

Gross profit increased 30 percent to $550 million for the fourth quarter of 2020 from $423 million in the fourth quarter of 2019. Reported gross profit margin was 25.5 percent of sales for the fourth quarter of 2020, up 112 basis points compared to 24.4 percent of sales for the fourth quarter of 2019. The improvement in gross profits was primarily driven by positive product mix and lower promotional costs incurred during the quarter, offset somewhat by costs related to supplier constraints. Adjusted gross profit for the fourth quarter 2020 was $552 million, or 25.6 percent of adjusted sales compared to the fourth quarter of 2019 adjusted gross profit of $428 million, or 24.7 percent of sales. Adjusted gross profit for the fourth quarter of 2020 and 2019 excludes the negative impact of $2 million and $5 million of restructuring and realignment costs, respectively.

Operating expenses decreased one percent for the fourth quarter of 2020 to $304 million from $308 million in the same period in 2019. Operating expenses were lower due to decreased compensation expense related to the CEO departure, in addition to lower non-essential expenses driven by the Company's ongoing cautionary approach to spending given the pandemic-generated economic uncertainty.

Income from financial services was $17 million for the fourth quarter of 2020, down 17 percent compared with $21 million for the fourth quarter of 2019. The decrease was primarily the result of a decrease in wholesale financing income during the quarter due to lower dealer inventory levels.

Non-Operating Expenses (Reported)
(in millions)	Three months ended December 31,
	2020	2019	Change
Interest expense	$15.3	$16.8	(9)%
Other (income) expense, net	$(0.7)	$(1.3)	NM
Provision for income taxes	$49.4	$21.9	NM

NM = Not meaningful

Interest expense was $15 million for the fourth quarter of 2020 compared to $17 million for the same period last year due to lower interest rates and lower debt levels.

Other (income) expense, net, was $0.7 million of expense in the fourth quarter of 2020 compared to $1.3 million of income in the fourth quarter of 2019. Other (income) expense is the result of currency exchange rate movements and the corresponding effects on currency transactions related to the Company’s international subsidiaries.

The provision for income taxes for the fourth quarter of 2020 was $49 million, or 19.9 percent of pretax income, compared with $22 million, or 18.2 percent of pretax income, for the fourth quarter of 2019. The increase in the effective income tax rate is primarily due to the increase in pretax income, as the beneficial impact of discrete items decreases with higher pretax earnings as compared to the fourth quarter of 2019.

Product Segment Highlights (Reported)
(in millions)	Sales			Gross Profit
	Q4 2020	Q4 2019	Change	Q4 2020	Q4 2019	Change
Off-Road Vehicles / Snowmobiles	$1,467.9	$1,139.9	29%	$387.2	$299.4	29%
Motorcycles	$146.9	$119.5	23%	$1.1	$(5.3)	NM
Global Adjacent Markets	$141.8	$120.4	18%	$41.2	$34.8	18%
Aftermarket	$238.1	$221.1	8%	$65.2	$49.2	33%
Boats	$161.6	$135.0	20%	$34.8	$25.6	36%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,468 million for the fourth quarter of 2020, up 29 percent compared to $1,140 million for the fourth quarter of 2019 driven by broad based strength across ATV and side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased 35 percent in the fourth quarter of 2020 compared to the fourth quarter last year. Gross profit increased 29 percent to $387 million in the fourth quarter of 2020, compared to $299 million in the fourth quarter of 2019. Gross profit percentage increased 11 basis points during the 2020 fourth quarter compared to the prior year due to strong retail demand, positive product mix and lower promotional and floor-plan financing costs offset somewhat, by higher logistical costs and plant inefficiencies from supply chain constraints.

ORV wholegood sales for the fourth quarter of 2020 increased 33 percent. Polaris North American ORV retail sales increased low-thirties percent for the quarter with side-by-side vehicles up high-thirties percent and ATV vehicles up high-teens percent. The North American ORV industry was up high-twenties percent compared to the fourth quarter last year.

Snowmobile wholegood sales in the fourth quarter of 2020 were $183 million, up four percent compared to $176 million in the fourth quarter last year. Polaris snowmobile retail sales were up low-twenties percent during the fourth quarter of 2020 compared to the prior year while North American industry retail was up mid-teens percent for the fourth quarter compared to the prior year.

Motorcycles segment sales, including PG&A, totaled $147 million, up 23 percent compared to the fourth quarter of 2019, driven primarily from increased sales of Slingshot and PG&A. Gross profit for the fourth quarter of 2020 was $1 million compared to a $5 million loss in the fourth quarter of 2019. The increase in gross profit margin was driven by improved quality driving lower warranty costs, along with a decrease in promotional costs offset somewhat, by negative product mix as more mid-sized vehicles were sold during the quarter and increased costs from supply chain constraints.

North American consumer retail sales for Indian Motorcycle increased low-thirties percent during the fourth quarter of 2020 in a weak mid to heavy-weight two-wheel motorcycle industry that was down mid-single digits percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased high-thirties percent during the fourth quarter of 2020, while the North American motorcycle industry retail sales for mid- to heavy-weight motorcycles including three-wheel vehicles, was down low-single digits percent in the fourth quarter of 2020.

Global Adjacent Markets segment sales, including PG&A, increased 18 percent to $142 million in the 2020 fourth quarter compared to $120 million in the 2019 fourth quarter driven by increases in demand in North America and EMEA. Gross profit increased 18 percent to $41 million or 29.0 percent of sales in the fourth quarter of 2020, compared to $35 million or 28.9 percent of sales in the fourth quarter of 2019. Gross profit percentage increased during the quarter primarily due to lower warranty and promotional costs.

Aftermarket segment sales of $238 million in the 2020 fourth quarter increased eight percent compared to $221 million in the 2019 fourth quarter. Transamerican Auto Parts (TAP) sales of $186 million in the fourth quarter of 2020 increased one percent compared to $185 million in the fourth quarter of 2019. The Company's other aftermarket brands sales were up 45 percent compared to the fourth quarter of 2019. Gross profit increased 33 percent to $65 million or 27.4 percent of sales in the fourth quarter of 2020, compared to $49 million or 22.3 percent of sales in the fourth quarter of 2019.

Boats segment sales increased 20 percent to $162 million in the 2020 fourth quarter compared to $135 million in the 2019 fourth quarter, driven by strength from all three brands, Bennington, Godfrey and Hurricane. Gross profit increased 36 percent to $35 million or 21.5 percent of sales in the fourth quarter of 2020, compared to $26 million or 19.0 percent of sales in the fourth quarter of 2019 primarily due to increased volume offset somewhat, by costs related to supply chain driven plant inefficiencies.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 31 percent for the 2020 fourth quarter with all categories and business segments growing sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $266 million for the fourth quarter of 2020, up 24 percent from the same period in 2019.

Financial Position and Cash Flow
(in millions)	Twelve months ended December 31,
	2020	2019	Change
Cash and cash equivalents	$634.7	$157.1	NM
Net cash provided by operating activities	$1,018.6	$655.1	55%
Repurchase and retirement of common shares	$50.3	$8.4	NM
Cash dividends to shareholders	$152.5	$149.1	2%
Total debt, finance lease obligations and notes payable	$1,450.7	$1,693.5	(14)%
Debt to Total Capital Ratio	56%	60%

NM = Not meaningful

Net cash provided by operating activities was $1,019 million for the twelve months ended December 31, 2020, compared to $655 million for the same period in 2019. Total debt at December 31, 2020, including finance lease obligations and notes payable, was $1,451 million. The Company’s debt-to-total capital ratio was 56 percent at December 31, 2020 compared to 60 percent at December 31, 2019. Cash and cash equivalents were $635 million at December 31, 2020, up from $157 million at December 31, 2019.

2021 Business Outlook

The Company announced its sales and adjusted earnings guidance for the full year 2021. Sales are expected to increase to the range of $7,950 million to $8,150 million, an increase of 13 percent to 16 percent over 2020 adjusted sales of $7,025 million and adjusted net income is expected to be in the range of $8.45 to $8.75 per diluted share for the full year 2021 compared to adjusted net income of $7.74 per diluted share for 2020. The full year 2021 earnings guidance includes an increase in tariff costs of approximately $40 million for the full year 2021 as exemptions and refunds received in 2020 are not contemplated to continue into 2021.

2019 Reclassified Segment Gross Profit Results

Beginning in the first quarter of 2020 certain costs, primarily incentive-based compensation costs, previously classified as "Corporate" in the Company's segment gross profit results were allocated to their respective operating segments results. The comparative 2019 reported and adjusted gross profit results for ORV/Snowmobiles, Motorcycles, Global Adjacent Markets, Aftermarket, Boats, and Corporate were reclassified for comparability. Reclassified historical reported and adjusted gross profit results can be found at ir.polaris.com/investors/financial-information.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2020 fourth quarter results released this morning. The call will be hosted by Mike Speetzen, Interim CEO; and Bob Mack, Interim CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 0080812. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this presentation, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business, supply chain, and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives; the Company’s ability to successfully source necessary parts and materials and the ability of the Company to manufacture and deliver products to dealers to meet increasing demand and to bring dealer inventory levels back to optimal levels; the continuation of the increasing consumer demand for the Company’s products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted. (summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Millions, Except Per Share Data) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Sales	$2,156.3	$1,735.9	$7,027.9	$6,782.5
Cost of sales	1,606.3	1,312.5	5,317.7	5,133.7
Gross profit	550.0	423.4	1,710.2	1,648.8
Operating expenses:
Selling and marketing	139.0	139.5	544.3	559.2
Research and development	73.2	72.1	295.6	292.9
General and administrative	92.2	96.1	359.2	393.9
Goodwill and other intangible asset impairments	—	—	379.2	—
Total operating expenses	304.4	307.7	1,578.3	1,246.0
Income from financial services	17.2	20.7	80.4	80.9
Operating income	262.8	136.4	212.3	483.7
Non-operating expense:
Interest expense	15.3	16.8	66.7	77.6
Equity in loss of other affiliates	—	—	—	5.1
Other (income) expense, net	(0.7)	(1.3)	4.2	(6.8)
Income before income taxes	248.2	120.9	141.4	407.8
Provision for income taxes	49.4	21.9	16.5	83.9
Net income	198.8	99.0	124.9	323.9
Net (income) loss attributable to noncontrolling interest	—	—	(0.1)	0.1
Net income attributable to Polaris Inc.	$198.8	$99.0	$124.8	$324.0

Net income per share attributable to Polaris Inc. common shareholders:
Basic	$3.20	$1.61	$2.02	$5.27
Diluted	$3.15	$1.58	$1.99	$5.20
Weighted average shares outstanding:
Basic	62.1	61.6	61.9	61.4
Diluted	63.1	62.7	62.6	62.3

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$634.7	$157.1
Trade receivables, net	257.2	190.4
Inventories, net	1,177.6	1,121.1
Prepaid expenses and other	134.1	125.9
Income taxes receivable	3.9	32.5
Total current assets	2,207.5	1,627.0
Property and equipment, net	888.8	899.8
Investment in finance affiliate	59.4	110.6
Deferred tax assets	177.7	93.3
Goodwill and other intangible assets, net	1,083.7	1,490.2
Operating lease assets	125.4	110.2
Other long-term assets	90.2	99.4
Total assets	$4,632.7	$4,430.5
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$142.1	$166.7
Accounts payable	782.2	450.2
Accrued expenses:
Compensation	215.4	184.5
Warranties	140.8	136.2
Sales promotions and incentives	138.1	189.9
Dealer holdback.	121.7	145.8
Other	292.4	213.9
Current operating lease liabilities	34.7	34.9
Income taxes payable	22.0	5.9
Total current liabilities	1,889.4	1,528.0
Long-term income taxes payable	14.4	28.1
Finance lease obligations	14.7	14.8
Long-term debt	1,293.9	1,512.0
Deferred tax liabilities	4.4	4.0
Long-term operating lease liabilities	92.3	77.9
Other long-term liabilities	166.5	143.9
Total liabilities	$3,475.6	$3,308.7
Deferred compensation	12.3	13.6
Equity:
Total shareholders’ equity	1,144.5	1,108.0
Noncontrolling interest	0.3	0.2
Total equity	1,144.8	1,108.2
Total liabilities and equity	$4,632.7	$4,430.5

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)

	Twelve months ended December 31,
	2020	2019
Operating Activities:
Net income	$124.9	$323.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	260.7	234.5
Noncash compensation	65.3	75.0
Noncash income from financial services	(18.5)	(32.5)
Deferred income taxes	(83.7)	(9.5)
Goodwill and other intangible asset impairments	379.2	—
Other, net	1.9	5.2
Changes in operating assets and liabilities:
Trade receivables	(56.2)	6.8
Inventories	(44.9)	(149.9)
Accounts payable	326.6	103.8
Accrued expenses	54.0	99.0
Income taxes payable/receivable	30.5	4.9
Prepaid expenses and other, net	(21.2)	(6.1)
Net cash provided by operating activities	1,018.6	655.1

Investing Activities:
Purchase of property and equipment	(213.9)	(251.4)
Investment in finance affiliate, net	69.8	13.9
Investment in other affiliates, net	(6.6)	—
Acquisition of businesses, net of cash acquired	—	(1.8)
Net cash used for investing activities	(150.7)	(239.3)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,365.5	3,368.9
Repayments under debt arrangements / finance lease obligations	(1,611.7)	(3,638.9)
Repurchase and retirement of common shares	(50.3)	(8.4)
Cash dividends to shareholders	(152.5)	(149.1)
Proceeds from stock issuances under employee plans	33.6	15.7
Net cash used for financing activities	(415.4)	(411.8)
Impact of currency exchange rates on cash balances	8.7	(0.8)

Net increase in cash, cash equivalents and restricted cash	461.2	3.2
Cash, cash equivalents and restricted cash at beginning of period	196.3	193.1
Cash, cash equivalents and restricted cash at end of period	$657.5	$196.3

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$634.7	$157.1
Other long-term assets	22.8	39.2
Total	$657.5	$196.3

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Sales	$2,156.3	$1,735.9	$7,027.9	$6,782.5
Restructuring & realignment (3)	—	—	(2.9)	—
Adjusted sales	2,156.3	1,735.9	7,025.0	6,782.5

Gross profit	550.0	423.4	1,710.2	1,648.8
Restructuring & realignment (3)	2.1	4.6	24.6	22.7
Adjusted gross profit	552.1	428.0	1,734.8	1,671.5

Income before taxes	248.2	120.9	141.4	407.8
Impairment charges (1)	—	—	379.2	—
Acquisition-related costs (2)	—	2.4	—	7.8
Restructuring & realignment (3)	2.4	5.1	39.9	23.1
Intangible amortization (4)	8.7	10.2	36.1	41.1
Class action litigation expenses (5)	4.8	3.3	17.1	20.0
Adjusted income before taxes	264.1	141.9	613.7	499.8

Net income attributable to Polaris Inc.	198.8	99.0	124.8	324.0
Impairment charges (1)	—	—	289.0	—
Acquisition-related costs (2)	—	1.9	—	5.9
Restructuring & realignment (3)	1.9	3.8	30.4	17.6
Intangible amortization (4)	6.6	7.7	27.5	31.0
Class action litigation expenses (5)	3.6	2.5	12.9	15.2
Adjusted net income attributable to Polaris Inc. (6)	210.9	114.9	484.6	393.7

Diluted EPS attributable to Polaris Inc.	$3.15	$1.58	$1.99	$5.20
Impairment charges (1)	—	—	4.61	—
Acquisition-related costs (2)	—	0.03	—	0.10
Restructuring & realignment (3)	0.02	0.06	0.49	0.28
Intangible amortization (4)	0.11	0.12	0.44	0.50
Class action litigation expenses (5)	0.06	0.04	0.21	0.24
Adjusted EPS attributable to Polaris Inc. (6)	$3.34	$1.83	$7.74	$6.32

(1) Represents impairment charges related to goodwill and other intangible assets associated with the Company's Aftermarket segment
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents amortization expense for acquisition-related intangible assets
(5) Represents adjustments for class action litigation-related expenses
(6) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2020 and 2019, except for non-deductible items

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
SEGMENT SALES	2020	2019	2020	2019
ORV/Snow segment sales	$1,467.9	$1,139.9	$4,533.3	$4,209.1
No adjustment	—	—	—	—
Adjusted ORV/Snow segment sales	1,467.9	1,139.9	4,533.3	4,209.1

Motorcycles segment sales	146.9	119.5	581.7	584.1
No adjustment	—	—	—	—
Adjusted Motorcycles segment sales	146.9	119.5	581.7	584.1

Global Adjacent Markets (GAM) segment sales	141.8	120.4	424.6	461.3
No adjustment	—	—	—	—
Adjusted GAM segment sales	141.8	120.4	424.6	461.3

Aftermarket segment sales	238.1	221.1	884.9	906.7
No adjustment	—	—	—	—
Adjusted Aftermarket segment sales	238.1	221.1	884.9	906.7

Boats segment sales	161.6	135.0	603.4	621.3
Restructuring & realignment (1)	—	—	(2.9)	—
Boats segment sales	161.6	135.0	600.5	621.3

Total sales	2,156.3	1,735.9	7,027.9	6,782.5
Total adjustments	—	—	(2.9)	—
Adjusted total sales	$2,156.3	$1,735.9	$7,025.0	$6,782.5

	Three months ended December 31,		Twelve months ended December 31,
SEGMENT GROSS PROFIT	2020	2019	2020	2019
ORV/Snow segment gross profit	$387.2	$299.4	$1,218.4	$1,145.5
No adjustment	—	—	—	—
Adjusted ORV/Snow segment gross profit	387.2	299.4	1,218.4	1,145.5

Motorcycles segment gross profit	1.1	(5.3)	20.0	30.0
Restructuring & realignment (1)	—	(0.5)	0.7	(0.5)
Adjusted Motorcycles segment gross profit	1.1	(5.8)	20.7	29.5

Global Adjacent Markets (GAM) segment gross profit	41.2	34.8	116.4	128.8
No adjustment	—	—	—	—
Adjusted GAM segment gross profit	41.2	34.8	116.4	128.8

Aftermarket segment gross profit	65.2	49.2	222.8	222.7
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	65.2	49.2	222.8	222.7

Boats segment gross profit	34.8	25.6	116.4	124.6
Restructuring & realignment (1)	0.3	—	11.8	—
Boats segment gross profit	35.1	25.6	128.2	124.6

Corporate segment gross profit	20.5	19.7	16.2	(2.8)
Restructuring & realignment (1)	1.8	5.1	12.1	23.2
Adjusted Corporate segment gross profit	22.3	24.8	28.3	20.4

Total gross profit	550.0	423.4	1,710.2	1,648.8
Total adjustments	2.1	4.6	24.6	22.7
Adjusted total gross profit	$552.1	$428.0	$1,734.8	$1,671.5
(1)Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
Fourth Quarter & Full Year 2020 Results & 2021 Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. Currently, the Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands. For the fourth quarter of 2020, the Company has recorded combined costs totaling $2 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased significantly on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the fourth quarter of 2020, Polaris included $7 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2021 Adjusted Guidance

2021 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $5 million to $10 million, and approximately $5 million to $10 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.